EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated October 30, 2012, relating to the consolidated financial statements and financial statement schedule of Commercial Metals Company and subsidiaries, and the effectiveness of Commercial Metals Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Commercial Metals Company for the year ended August 31, 2012.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 28, 2013